Exhibit 4.9

GUARANTEE

OF

3.875% SENIOR NOTES DUE 2028

BY

PRIMO BRANDS CORPORATION

For value received, Primo Brands Corporation, a Delaware corporation (the “Guarantor”) hereby fully and unconditionally guarantees to each Holder (as defined in the Indenture (as defined below)) the due and punctual payment, to the extent not paid by or on behalf of the Issuer (as defined below) when payable by the Issuer, any payments due by the Issuer pursuant to the terms of those certain €450.0 million of 3.875% senior notes due 2028 (the “Notes”) issued by Primo Water Holdings Inc. (the “Issuer”) (without duplication of amounts theretofore paid by or on behalf of the Issuer) (collectively, the “Guarantee Payments”) when and as the same shall become due and payable to the extent provided for in that certain Indenture dated October 20, 2020 among Issuer and the guarantors named therein, and BNY Trust Company of Canada, as Canadian Trustee, and The Bank of New York Mellon, as U.S. Trustee, Paying Agent, Registrar, Transfer Agent and Authenticating Agent and The Bank of New York Mellon, London Branch, as London Paying Agent.

The Guarantor hereby agrees that its obligations under this Guarantee shall be as if it were a principal obligor and not merely a surety and shall be full and unconditional. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer and that the Guarantor shall be liable as a principal obligor hereunder to make Guarantee Payments pursuant to the terms hereof.

This Guarantee creates a guarantee of payment and not merely of collection. This Guarantee will not be discharged except (i) by payment of all amounts due with respect to the Notes, the Redemption Price or the amounts due at Maturity, if and as applicable, in full by the Issuer, or (ii) by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) by the Guarantor.

This Guarantor’s obligations under this Guarantee are (i) limited to the maximum amount that can be guaranteed without constituting a fraudulent conveyance or fraudulent transfer under applicable insolvency laws and (ii) enforceable to the fullest extent permitted by law.

This Guarantee shall constitute an unsecured obligation of the Guarantor.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor to the Holders by the Guarantor under this Guarantee.

The Guarantor shall be released if a parent entity of the Guarantor provides a guarantee of the obligations under the Notes.

This Guarantee may be amended with consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes. The Company may amend this Guarantee without the consent of any Holder or any other person or entity (1) to cure any ambiguity, omission, mistake, defect, error or inconsistency, (2) to provide for the assumption by a successor of the obligations of the Guarantor, (3) to make any change that does not adversely affect the rights of any Holder in any material respect, and (4) to make any other change consistent with the terms of the Indenture.

The Guarantor will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (1) the resulting, surviving or transferee Person (the “Successor Guarantor”) expressly assumes all the obligations of the Guarantor hereunder. The Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor hereunder and the Guarantor shall be automatically released from its obligations hereunder.

THE GUARANTOR SHALL NOT BE DEEMED TO BE A PARTY TO THE INDENTURE AS A RESULT OF THE EXECUTION OR PERFORMANCE HEREOF AND THIS GUARANTEE AND THE TERMS HEREOF SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THE INDENTURE.

THE GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER, THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Primo Brands Corporation

By:	/s/ Hih Song Kim

Name: Hih Song Kim

Title: Chief Administrative Officer